Exhibit 5.1

January 26, 2018

Ensco plc
6 Chesterfield Gardens, 3rd Floor
London, England W1J 5BQ

Re:     Ensco plc
Registration Statement on Form S-3 (File No. 333-221706)

Ladies and Gentlemen:

We have acted as counsel to Ensco plc, a public limited company organized under the laws of England and Wales (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement, dated January 11, 2018, filed with the Commission on January 16, 2018 pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”) (the “Prospectus Supplement”), to prospectus dated November 21, 2017 included in the Company’s Registration Statement on Form S-3, file no. 333-221706, under the Securities Act, and the offering by the Company pursuant thereto of $1,000,000,000 aggregate principal amount of the Company’s 7.75% Senior Notes due 2026 (the “Notes”).

The Notes have been issued pursuant to the Indenture dated as of March 17, 2011 (the “Base Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the Fifth Supplemental Indenture, dated January 26, 2018, relating to the Notes (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Company and the Trustee.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the Supplemental Indenture and the Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions.  In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.  As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Ensco plc

January 26, 2018

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinion expressed above is subject to the following additional exceptions, qualifications, limitations and assumptions:

A.    We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and, to the extent that our opinion is dependent upon the valid corporate existence and requisite corporate power of, and due authorization by the Company, English law.  This opinion is limited to the effect of the current state of the laws of the State of New York, and to the limited extent set forth above English law, and the facts as they currently exist.  We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.    The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C.    We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws; (iii) any agreement to submit to the jurisdiction of any Federal court; or (iv) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed on the date hereof, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP